Exhibit 99.1

Anesiva Contacts:	Sagent Investor Contact:
Paul Goodson	Ron Pauli, Chief Financial Officer
Sr. Dir., Investor Relations	847-908-1604
650-246-6898
investors@anesiva.com	Sagent Media Contact:
Geoff Curtis, WeissComm Partners
312-550-8138

ANESIVA SIGNS CO-PROMOTION AND DISTRIBUTION AGREEMENT WITH SAGENT

PHARMACEUTICALS

FOR ZINGO™ IN U.S. HOSPITALS

Sagent to Accelerate Anesiva’s Penetration of the Hospital Market with Zingo

SOUTH SAN FRANCISCO, CA, and SCHAUMBURG, IL, October 12, 2007 — Anesiva, Inc. (Nasdaq: ANSV) and Sagent Pharmaceuticals, Inc., today announced an agreement in which Sagent will co-promote for three years Anesiva’s Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection product and will manage U.S. distribution. Zingo, a needle-free product that provides fast-acting topical, local analgesia, has been recently approved by the U.S. Food and Drug Administration (FDA) to reduce the pain associated with venous access procedures, such as IV insertions or blood draws, in children three to 18 years of age.

Under the agreement, Sagent will join with Anesiva to co-promote Zingo within hospitals as well as facilitating contract negotiations with hospitals and group purchasing organizations. Sagent’s team will focus their selling efforts toward hospital pharmacists, with Anesiva promoting primarily to physicians and nurses. In addition, Sagent will manage Zingo warehousing and distribution services. The terms of the agreement provide for Sagent to earn a royalty based on Anesiva’s net sales of Zingo and for Anesiva to reimburse Sagent for certain direct expenses. Anesiva may designate additional marketing partners to address non-hospital affiliated markets.

“We are very excited to work with their extremely seasoned sales and national accounts team to support Zingo’s penetration of the hospital market,” said John P. McLaughlin, chief executive officer of Anesiva. “Together with Anesiva’s experienced marketing organization and planned sales force of 15 representatives, we will have complementary roles and provide synergistic selling efforts to launch Zingo successfully in U.S. hospitals. Anesiva will also leverage Sagent’s established infrastructure for warehousing and distribution services.”

“We are excited about the opportunity to collaborate with an organization of Anesiva’s quality in introducing Zingo to hospital markets and will fully align our extensive hospital-focused sales and distribution resources to support Zingo,” stated Jeffrey Yordon, chairman, founder and chief executive officer of Sagent Pharmaceuticals. “The Anesiva co-promote marks an important advance in Sagent’s rapid evolution and Zingo fits nicely with Sagent’s mission of delivering customer-focused products to patients.”

About Zingo

Zingo is a ready-to-use, single-use, needle-free system that delivers 0.5 mg sterile lidocaine powder into the skin and provides topical, local analgesia in one to three minutes after administration. This rapid onset, which may be especially useful in pediatric populations and busy emergency room settings, means the product can be incorporated into a medical procedure allowing uninterrupted care, an important advantage over current options. Venous access procedures, like IV insertions and blood draws, are among the most common interventions performed at a hospital, with more than 18 million pediatric venous access procedures and 400 million total procedures per year in U.S hospitals. In addition to the hospital setting, Zingo may be used in physicians’ offices and clinical laboratories. In clinical trials, Zingo was well tolerated. Common side effects were redness, red dots and swelling of the skin at the site of administration.

About Anesiva and its Diverse Pipeline of Pain Products

Anesiva, Inc. is a late-stage biopharmaceutical company that seeks to be the leader in the development and commercialization of novel therapeutic treatments for pain. The company has one FDA-approved product, Zingo™, for the reduction of pain associated with peripheral venous access procedures in children three to 18 years of age. The second product in Anesiva’s pipeline, Adlea™ (formerly 4975), has been shown to reduce pain after only a single administration for weeks to months in multiple settings in numerous mid-stage clinical trials for site-specific, moderate-to-severe pain. Anesiva is based in South San Francisco, CA. For more information about Anesiva’s leadership in the development of products for pain management, and an overview of the clinical challenges being addressed by its product candidates, go to http://www.anesiva.com.

About Sagent Pharmaceuticals, Inc.

Sagent Pharmaceuticals is a privately held specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific focus on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients. Sagent currently has more than 200 products in development. For more information about Sagent, please visit www.SagentPharma.

Anesiva Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the timing and results of Anesiva’s clinical trials, whether Anesiva is able to manufacture its products on commercially reasonable terms, whether Anesiva can secure the adoption of Zingo on hospital formularies and otherwise penetrate the hospital market, and the degree to which Zingo gains market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva’s quarterly report on Form 10-Q for the quarter ended June 30, 2007.

Anesiva undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.